EXHIBIT 10.EE

CHANGE-IN-CONTROL AGREEMENT
RONALD H. JANIS
THIS CHANGE-IN-CONTROL AGREEMENT (this “Agreement”), is made as of this 3rd day of January, 2017, among VALLEY NATIONAL BANK (“Bank”), a national banking association with its principal office at 1455 Valley Road, Wayne, New Jersey, VALLEY NATIONAL BANCORP (“Valley”), a New Jersey corporation which maintains its principal office at 1455 Valley Road, Wayne, New Jersey (Valley and the Bank collectively are the “Company”) and RONALD H. JANIS (the “Executive”).
BACKGROUND
WHEREAS, the Boards of Directors of the Bank and Valley (either one, the Board of Directors” and together, the Boards) believe that the future services of the Executive are of great value to the Bank and Valley;
WHEREAS, if the Company receives any proposal from a third person concerning a possible business combination with, or acquisition of equities securities of, the Company, the Boards believe it is imperative that the Company and the Boards be able to rely upon the Executive to continue in the Executive’s position, and that they be able to receive and rely upon the Executive’s advice, if they request it, as to the best interests of the Company and its shareholders, without concern that the Executive might be distracted by the personal uncertainties and risks created by such a proposal;
WHEREAS, to achieve that goal, and to retain the Executive’s services prior to any such activity, the Compensation Committee of the Boards has approved entering into this Agreement to govern the Executive’s employment terms and termination benefits in the event of and for a period of time after a Change-in-Control of the Company, as hereinafter defined;
NOW, THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of the Executive’s advice and counsel notwithstanding the possibility, threat or occurrence of an acquisition or bid to take over control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive, each intending to be legally bound hereby agree as follows:
1.Definitions.
a.Cause. For purposes of this Agreement “Cause” with respect to the termination by the Company of Executive’s employment shall mean (i) willful and continued failure by the Executive to perform the Executive’s duties for the Company under this Agreement after at least one warning in writing from the Board of Directors identifying specifically any such

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failure; (ii) the willful engaging by the Executive in misconduct which causes material injury to the Company as specified in a written notice to the Executive from the Board of Directors; or (iii) conviction of a crime (other than a traffic violation), habitual drunkenness, drug abuse, or excessive absenteeism other than for illness, after a warning (required with respect to drunkenness or absenteeism only) in writing from the Board of Directors to refrain from such behavior. No act or failure to act on the part of the Executive shall be considered willful unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Company.
b.Change-in-Control. “Change-in-Control” means any of the following events: (i) when Valley or a Valley Subsidiary acquires actual knowledge that any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act), other than an affiliate of Valley or a Valley Subsidiary or an employee benefit plan established or maintained by Valley, a Valley Subsidiary or any of their respective affiliates, is or becomes the beneficial owner (as defined in Rule 13d‑3 of the Exchange Act) directly or indirectly, of securities of Valley representing more than twenty‑five percent (25%) of the combined voting power of Valley’s then outstanding securities (a “Control Person”); (ii) upon the first purchase of Valley’s common stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by Valley, a Valley Subsidiary or an employee benefit plan established or maintained by Valley, a Valley Subsidiary or any of their respective affiliates); (iii) the consummation of (A) a transaction, other than a Non‑Control Transaction, pursuant to which Valley is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation, (B) a sale or disposition of all or substantially all of Valley’s assets or (C) a plan of liquidation or dissolution of Valley; (iv) if during any period of two (2) consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the Board of Directors of Valley (the “Valley Board”) cease for any reason to constitute at least 60% thereof or, following a Non‑Control Transaction, 60% of the board of directors of the Surviving Corporation; provided that any individual whose election or nomination for election as a member of the Valley Board (or, following a Non‑Control Transaction, the board of directors of the Surviving Corporation) was approved by a vote of at least two‑thirds of the Continuing Directors then in office shall be considered a Continuing Director; or (v) upon a sale of (A) common stock of the Bank if after such sale any person other than Valley, an employee benefit plan established or maintained by Valley or a Valley Subsidiary, or an affiliate of Valley or a Valley Subsidiary, owns a majority of the Bank’s common stock or (B) all or substantially all of the Bank’s assets (other than in the ordinary course of business). For purposes of this paragraph: (I) Valley will be deemed to have become a subsidiary of another corporation if any other corporation (which term shall include, in addition to a corporation, a limited liability company, partnership, trust, or other organization) owns, directly or indirectly, 50 percent or more of the total combined outstanding voting power of all classes of stock of Valley or any successor to Valley; (II) “Non‑Control Transaction” means a transaction in which Valley is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation pursuant to a definitive agreement providing

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that at least 60% of the directors of the Surviving Corporation immediately after the transaction are individuals who were directors of Valley on the day before the first public announcement relating to the transaction; (III) the “Surviving Corporation” in a transaction in which Valley becomes the subsidiary of another corporation is the ultimate parent entity of Valley or Valley’s successor; (IV) the “Surviving Corporation” in any other transaction pursuant to which Valley is merged with or into another corporation is the surviving or resulting corporation in the merger or consolidation; and (V) “Valley Subsidiary” means any corporation in an unbroken chain of corporations, beginning with Valley, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
c.Contract Period. “Contract Period” shall mean the period commencing the day immediately preceding a Change-in-Control and ending on the earlier of (i) the third anniversary of the Change-in-Control or (ii) the death of the Executive. For the purpose of this Agreement, a Change-in-Control shall be deemed to have occurred at the date specified in the definition of Change-in-Control.
d.Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
e.Good Reason. When used with reference to a voluntary termination by Executive of the Executive’s employment with the Company, “Good Reason” shall mean any of the following, if taken without Executive’s express written consent:
(1)The assignment to Executive of any duties inconsistent with, or the reduction of powers or functions associated with, Executive’s position, title, duties, responsibilities and status with the Company immediately prior to a Change-in-Control; any removal of Executive from, or any failure to re-elect Executive to any positions(s) or offices(s) Executive held immediately prior to such Change-in-Control;
(2)A reduction by the Company in Executive’s annual base compensation as in effect immediately prior to a Change-in-Control or the failure to award Executive annual increases in accordance herewith;
(3)A failure by the Company to continue any bonus plan in which Executive participated immediately prior to the Change-in-Control (except that the Company may institute plans, programs or arrangements providing the Executive substantially similar benefits) or a failure by the Company to continue Executive as a participant in such plan on at least the same basis as Executive participated in such plan prior to the Change-in-Control; or a failure to pay the Executive the bonus provided for in Section 4.b hereof at the time and in the manner therein specified;

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(4)The Company’s requiring the office of Executive to be at geographic location outside of Manhattan, New York, or more than 10 miles from the Executive’s present New York City office location, except for required occasional travel on the Company’s business to an extent consistent with Executive’s business travel obligations immediately prior to such Change-in-Control;
(5)The failure by the Company to continue in effect any employee benefit plan, program or arrangement (including, without limitation the Company’s retirement plan, benefit equalization plan, life insurance plan, health and accident plan, disability plan, deferred compensation plan or long term stock incentive plan) in which Executive is participating immediately prior to a Change-in-Control (except that the Company may institute or continue plans, programs or arrangements providing Executive with substantially similar benefits); the taking of any action by the Company which would adversely affect Executive’s participation in or materially reduce Executive’s benefits under, any of such plans, programs or arrangements; the failure to continue, or the taking of any action which would deprive Executive, of any material fringe benefit enjoyed by Executive immediately prior to such Change-in-Control; or the failure by the Company to provide Executive with the number of paid vacation days to which Executive was entitled immediately prior to such Change-in-Control;
(6)The failure by the Company to obtain an assumption in writing of the obligations of the Company to perform this Agreement by any successor to the Company and to provide such assumption to the Executive prior to any Change-in-Control; or
(7)Any purported termination of Executive’s employment by the Company during the term of this Agreement which is not effected pursuant to all of the requirements of this Agreement; and, for purposes of this Agreement, no such purported termination shall be effective.
2.        Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment, during the Contract Period upon the terms and conditions set forth herein.
3.        Position. During the Contract Period the Executive shall be employed by the Company in the position the Executive held with the Company prior to the Change-in-Control, or with such other corporate or divisional profit center as shall then be the principal successor to the business, assets and properties of the Company, with the same title and the same duties and responsibilities as before the Change-in-Control. The Executive shall devote full time and attention to the business of the Company, and shall not during the Contract Period be engaged in any other business activity. This paragraph shall not be construed

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as preventing the Executive from managing any investments which do not require any service on the Executive’s part in the operation of such investments or from continuing to serve on any boards of directors or trustees which he served prior to the Change-in-Control or for which consent is provided after a Change-in-Control.
4.        Cash Compensation. The Company shall pay to the Executive compensation for services during the Contract Period as follows:
a.Base Salary. A base annual salary equal to the annual salary in effect as of the Change-in-Control. The annual salary shall be payable in installments in accordance with the Company’s usual payroll method.
b.Annual Bonus. An annual cash bonus equal to the average of the cash bonuses awarded to the Executive in the three years prior to the Change-in-Control (excluding any year for which cash bonuses were prohibited by law or regulation and excluding any year prior to the 2014 performance year, although that may require only a two year average). Subject to any express regulatory requirements, the bonus shall be paid within 45 days of the end of the calendar year for which the bonus is awarded.
c.Annual Review. The Board of Directors during the Contract Period shall review annually, or at more frequent intervals which the Board of Directors determines is appropriate, the Executive’s compensation and shall award the Executive additional compensation to reflect the Executive’s performance, the performance of the Company and competitive compensation levels, all as determined in the discretion of the Board of Directors.
5.        Expenses and Fringe Benefits.
a.Expenses. During the Contract Period, the Executive shall be entitled to reimbursement for all business expenses incurred by the Executive with respect to the business of the Company in the same manner and to the same extent as such expenses were previously reimbursed to the Executive immediately prior to the Change-in-Control.
b.Benefit Equalization Plan. During the Contract Period, if the Executive was entitled to benefits under the Company’s Benefit Equalization Plan (“BEP”) prior to the Change-in-Control, the Executive shall be entitled to continued benefits under the BEP after the Change-in-Control and such BEP may not be modified or terminated to reduce or eliminate such benefits during the Contract Period.
c.Club Membership and Automobile. If prior to the Change-in-Control, the Executive was entitled to membership in a country club and/or the use of an automobile, during the Contract Period, the Executive shall be entitled to the

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same membership and/or use of an automobile at least comparable to the automobile provided to the Executive prior to the Change-in-Control.
d.Other Benefits. During the Contract Period, the Executive also shall be entitled to vacations and sick days, in accordance with the practices and procedures of the Company, as such existed immediately prior to the Change-in-Control. During the Contract Period, the Executive also shall be entitled to hospital, health, medical and life insurance, and any other benefits enjoyed, from time to time, by senior officers of the Company, all upon terms as favorable as those enjoyed by other senior officers of the Company. Notwithstanding anything in this paragraph 5(d) to the contrary, if the Company adopts any change in the benefits provided for senior officers of the Company, and such policy is uniformly applied to all officers of the Company (and any successor or acquirer of the Company, if any) including the chief executive officer of such entities, then no such change shall be deemed to be contrary to this paragraph.
6.    Termination for Cause. During the Contract Period, the Company shall have the right to terminate the Executive for Cause, upon written notice to the Executive of the termination which notice shall specify the reasons for the termination. In the event of termination for Cause the Executive shall be entitled to any compensation or benefits earned through the date of termination but shall not be entitled to any further compensation or benefits under this Agreement.
7.    Disability. During the Contract Period if the Executive becomes permanently disabled, or is unable to perform the duties hereunder for 4 consecutive months, the Company may terminate the employment of the Executive. In such event, the Executive shall be entitled to any compensation or benefits earned through the date of such termination plus a lump sum payable within ten business days of termination of employment equal to one twelfth of the Executive’s highest annual salary (including any 401(k) plan deferral) paid in any of the three calendar years immediately prior to the Change-in-Control but the Executive shall not be entitled to any further compensation or benefits under this Agreement.
8.    Death Benefits. Upon the Executive’s death during the Contract Period, the Executive’s estate shall be entitled to any compensation or benefits earned through the date of death plus a lump sum payable within thirty business days of the date of death equal to one twelfth of the Executive’s highest annual salary (including any 401(k) plan deferral) paid in any of the three calendar years immediately prior to the Change-in-Control but the Executive shall not be entitled to any further compensation or benefits under this Agreement.
9.    Termination Without Cause or Resignation for Good Reason. The Company may terminate the Executive without Cause during the Contract Period by written notice to the Executive providing four weeks notice. The Executive may resign for

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Good Reason during the Contract Period upon four weeks’ written notice to the Company specifying facts and circumstances claimed to support the Good Reason. The Executive shall be entitled to give a Notice of Termination that his or her employment is being terminated for Good Reason at any time during the Contract Period, not later than twelve months after any occurrence of an event stated to constitute Good Reason. If the Company terminates the Executive’s employment during the Contract Period without Cause or if the Executive Resigns for Good Reason during the Contract Period, the Company shall, subject to section 12 hereof:
a.within 20 business days of the termination of employment, pay the Executive a lump sum severance payment equal to three (3) times the Executive’s highest annual compensation paid during or for a calendar year, in any of the three calendar years immediately prior to the Change-in-Control, where annual compensation means (i) salary paid during a calendar year (including any 401(k) plan deferral) plus (ii) cash bonuses awarded to the Executive for such calendar year, regardless of when paid.
b.within 20 business days of the termination of employment, pay the Executive in an amount equal to three (3) times one hundred percent (100%) of the premium of the life insurance coverage provided to a similarly situated active employee (based upon the coverage and rates in effect on the date the Executive terminates employment); and
c.within 20 business days of the termination of employment, pay the Executive a lump sum amount equal three (3) times one hundred twenty-five percent (125%) of (A) the aggregate annual COBRA premium amounts (based upon COBRA rates then in effect) and annual dental coverage premium amounts, reflecting what was being provided to the Executive (and his spouse and family) at the time of termination of employment, minus (B) the aggregate annual amount of any employee contribution that would have been required of the Executive (determined as of the termination of employment).
The Executive shall not have a duty to mitigate the damages suffered by the Executive in connection with the termination by the Company of the Executive’s employment without Cause or a resignation for Good Reason during the Contract Period. If the Company fails to pay the Executive any lump sum amounts or other benefits due the Executive hereunder, the Executive, after giving 10 days’ written notice to the Company identifying the Company’s failure, shall be entitled to recover from the Company on a monthly basis as incurred all of the Executive’s reasonable legal fees and expenses incurred in connection with enforcement against the Company of the terms of this Agreement. The Executive shall be denied payment of legal fees and expenses only if a court finds that the Executive sought payment of such fees without reasonable cause and not in good faith.

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10.    Resignation Without Good Reason. The Executive shall be entitled to resign from the employment of the Company at any time during the Contact Period without Good Reason, but upon such resignation the Executive shall not be entitled to any additional compensation for the time after which the Executive ceases to be employed by the Company, and shall not be entitled to any of the other benefits provided hereunder. No such resignation shall be effective unless in writing with four weeks’ notice thereof.
11.    Non-Disclosure of Confidential Information.
a.Non-Disclosure of Confidential Information. Except in the course of the Executive’s employment with the Company and in the pursuit of the business of the Company or any of its subsidiaries or affiliates, the Executive shall not, at any time during or following the Contract Period, disclose or use, any confidential information or proprietary data of the Company or any of its subsidiaries or affiliates. The Executive agrees that, among other things, all information concerning the identity of and the Company’s relations with its customers is confidential information.
b.Specific Performance. Executive agrees that the Company does not have an adequate remedy at law for the breach of this section and agrees that he shall be subject to injunctive relief and equitable remedies as a result of the breach of this section. The invalidity or unenforceability of any provision of this Agreement shall not affect the force and effect of the remaining valid portions. No alleged breach or breach of this Section 11 shall give the Company the right to withhold or offset against any payments or benefits due the Executive under this Agreement.
c.Survival. This section shall survive the termination of the Executive’s employment hereunder and the expiration of this Agreement.
12.     Certain Reduction of Payments by the Company.
a.     Cutback. Anything in this Agreement to the contrary notwithstanding, prior to the payment of any lump sum amount payable hereunder, the certified public accountants of the Company immediately prior to a Change of Control (the “Certified Public Accountants”) shall determine as promptly as practical and in any event within 20 business days following the termination of employment of Executive whether any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would more likely than not be nondeductible by the Company for Federal income purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and if it is then the aggregate present value of amounts payable or distributable to or for the benefit of Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are

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thereinafter referred to as “Agreement Payments”) shall be reduced (but not below zero) to the reduced Amount. For purposes of this paragraph, the “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Company because of said Section 280G of the Code.
b.     Notice and Choice of Cutback. If under paragraph (a) of this section the Certified Public Accountants determine that any Payment would more likely than not be nondeductible by the Company because of Section 280G of the Code, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Executive may then elect, in the Executive’s sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Agreement Payments equals the Reduced Amount), and shall advise the Company in writing of the election within 20 business days of the receipt of notice. If no such election is made by the Executive within such 20-day period, the Company may elect which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the Aggregate present Value of the Agreement Payments equals the Reduced Amount) and shall notify the Executive promptly of such election. For purposes of this paragraph, present Value shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations made by the Certified Public Accountants shall be binding upon the Company and Executive shall be made within 20 business days of a termination of employment of Executive. With the consent of the Executive, the Company may suspend part or all of the lump sum payment due under Section 9 hereof and any other payments due to the Executive hereunder until the Certified Public Accountants finish the determination and the Executive (or the Company, as the case may be) elect how to reduce the Agreement Payments, if necessary. As promptly as practicable following such determination and the elections hereunder, the Company shall pay to or distribute to or for the benefit of Executive such amounts as are then due to Executive under this Agreement and shall promptly pay to or distribute for the benefit of Executive in the future such amounts as become due to Executive under this Agreement.
c.     Correction for Overpayment. As a result of the uncertainty in the application of Section 280G of the Code, it is possible that Agreement Payments may have been made by the Company which should not have been made (“Overpayment”) or that additional Agreement Payments which will have not been made by the Company could have been made (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Certified Public Accountants, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or Executive which said Certified Public Accountants believe has a high probability of success, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Executive which Executive shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no amount

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shall be payable by Executive to the Company in and for the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Certified Public Accountants, based upon controlling precedent, determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.
13.    Term and Effect Prior to Change-in-Control.
a.Term. Except as otherwise provided in section b below, this Agreement shall commence on the date hereof and shall remain in effect for a period of 3 years from the date hereof (the “Term”) or until the end of the Contract Period, whichever is later. The Term shall be automatically extended for an additional one year period on the anniversary date hereof (so that the Term is always 3 years) unless, prior to a Change-in-Control, the Personnel and Compensation Committee of Valley notifies the Executive in writing that the Contract is not so extended, in which case the Term shall end at the expiration of then current 3 year Term.
b.No Effect Prior to Change-in-Control. This Agreement shall not effect any rights of the Company to terminate the Executive prior to a Change-in-Control or any rights of the Executive granted in any other agreement or contract or plan with the Company. The rights, duties and benefits provided hereunder shall only become effective upon and after a Change-in-Control. If the full-time employment of the Executive by the Company is ended for any reason prior to a Change-in-Control, this Agreement shall thereafter be of no further force and effect.
14.    Severance Compensation and Benefits Not in Derogation of Other Benefits. Anything to the contrary herein contained notwithstanding, the payment or obligation to pay any monies, or granting of any benefits, rights or privileges to Executive as provided in this Agreement shall not be in lieu or derogation of the rights and privileges that the Executive now has or will have under any plans or programs of or agreements with the Company, except that as long as the Executive receives the lump sum payments due under Section 9 hereunder, the Executive shall not be entitled to any other severance payments under the Company’s severance policy for officers and employees or under the Executive’s letter agreement providing for severance, dated the date hereof.
15.    Notice. During the Contract Period, any notice of termination of the employment of the Executive by the Company or by the Executive to the Company shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which shall (i) indicate the specific termination provision in this Agreement relied upon; (ii) set forth, if necessary, in reasonable detail the facts and circumstances claimed to

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provide a basis for termination of the employment of the Executive or from the Company under the provision so indicated; (iii) specify a date of termination, which shall be not less than two weeks nor more than six weeks after such Notice of Termination is given, except in the case of termination of employment by the Company of the Executive for Cause pursuant to Section 6 hereof, in which case the Notice of Termination may specify a date of termination as of the date such Notice of Termination is given; and (iv) be given by personal delivery or, if the individual is not personally available, by certified mail to the last known address of the individual. Upon the death of the Executive, no Notice of Termination need be given.
16.    Payroll and Withholding Taxes. All payments to be made or benefits to be provided hereunder by the Company shall be subject to applicable federal and state payroll or withholding taxes, including if applicable the Excise Tax.
17.    Section 409A Compliance. This Agreement is intended to be compliant with, or exempt from, the requirements of Section 409A of the Internal Revenue Code (“Section 409A”), taking into account the severance pay exception and the short term deferral rules that are applicable under 409A, and it shall be administered accordingly. Notwithstanding anything else to the contrary in this Agreement, the BEP, or any other plan, contract, program or otherwise, the Company (and its affiliates) are expressly authorized to delay any scheduled payments under this Agreement, the BEP, and any other plan, contract, program or otherwise, as such payments relate to the Executive, if the Company (or its affiliate) determines that such delay is necessary in order to comply with the requirements of Section 409A of the Internal Revenue Code. Any such payment (which shall be considered to be a separate payment and, and not a series of payments) shall be delayed until the first day of the month following the date that is six (6) months after the Executive ’s separation from service (as defined and determined under Section 409A). At the end of such period of delay, the Executive will be paid the delayed payment amounts, plus interest for the period of any such delay. For purposes of the preceding sentence, interest shall be calculated using the six (6) month Treasury Bill rate in effect on the date on which the payment is delayed, and shall be compounded daily.
18.    Miscellaneous. This Agreement is the joint and several obligation of the Bank and Valley. The terms of this Agreement shall be governed by, and interpreted and construed in accordance with the provisions of, the laws of New Jersey. This Agreement supersedes all prior agreements and understandings with respect to the matters covered hereby. The amendment or termination of this Agreement may be made only in a writing executed by the Company and the Executive, and no amendment or termination of this Agreement shall be effective unless and until made in such a writing. This Agreement shall be binding upon any successor (whether direct or indirect, by purchase, merge, consolidation, liquidation or otherwise) to all or substantially all of the assets of the Company. This Agreement is personal to the Executive and the Executive may not assign any of the Executive’s rights or duties hereunder but this Agreement shall be enforceable by the Executive’s legal representatives, executors or

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administrators. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
IN WITNESS WHEREOF, Valley National Bank and Valley National Bancorp each have caused this Agreement to be signed by their duly authorized representatives pursuant to the authority of their Boards of Directors, and the Executive has personally executed this Agreement, all as of the day and year first written above.

ATTEST:	VALLEY NATIONAL BANCORP

_________________________	By: ___________________________
, Secretary	Gerald Korde, Chairman,
Compensation and Human Resources
Committee

ATTEST:	VALLEY NATIONAL BANK

_____________________
, Secretary	By: ___________________________
Gerald Korde, Chairman,
Compensation and Human Resources
Committee
WITNESS:

_________________________	________________________________
Ronald H. Janis, Senior Executive
Vice President and General Counsel
of Valley and Valley National Bank